Exhibit 23.3

CONSENT OF DIRECTOR NOMINEE

I hereby consent to being named in the Registration Statement on Form S-1 of Och-Ziff Capital Management Group LLC, a Delaware limited liability company (the “Company”), and in all subsequent amendments and post-effective amendments or supplements to the Registration Statement (including the prospectus contained therein), as a director nominee of the Company. I will not become a director of the Company until after the effectiveness of the Registration Statement.

Dated: October 15, 2006

Signature

/s/ Allan S. Bufferd
Allan S. Bufferd

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